Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS 2012 FOURTH QUARTER AND RECORD

FULL YEAR RESULTS

LAS VEGAS, Feb. 13, 2013 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the fourth quarter ended December 31, 2012.

2012 Fourth Quarter and Full Year Financial Highlights:

•

2012 full year revenues increased $55.9 million or 4.9% year over year to a record $1,197.1 million, and Consolidated Adjusted EBITDA increased $33.0 million or 13.1% year over year to a record $285.2 million. The L’Auberge Lake Charles and St. Louis segments achieved record revenue, Adjusted EBITDA and Adjusted EBITDA margin in 2012.

•	2012 fourth quarter revenues increased $25.8 million or 9.4% year over year to $301.6 million, and Consolidated Adjusted EBITDA increased $1.1 million or 1.7% year over year to $63.3 million.

•

Abnormally low table games hold percentage at the Company’s Louisiana properties negatively affected Consolidated Adjusted EBITDA in the 2012 fourth quarter. Management estimates Consolidated Adjusted EBITDA would have been $3.4 million higher had table game hold at these properties been at normal levels.

•

Loss from continuing operations was $42.0 million versus income of $17.7 million in the prior year period, principally as a result of higher depreciation and interest expense from the opening of L’Auberge Baton Rouge and $40.6 million of one-time items (described below).

•

The Company recorded $40.6 million of charges in the 2012 fourth quarter, including: a non-cash write down of approximately $25 million related to its ACDL investment (included in Loss on equity method investment), a $10.2 million charge related to its St. Louis redevelopment agreement (included in Write-downs, reserves and recoveries, net) that reflects the aggregate impact of cash and land donation commitments made by the Company for various projects in St. Louis, and accelerated depreciation expense of $4.7 million stemming from the demolition of the grandstand and related facilities at River Downs (included in Depreciation and amortization).

•

Adjusted income per share, which normalizes for the effect of one-time items, was $0.03 in the 2012 fourth quarter versus $0.25 in the prior year period and a record $0.99 in the full year 2012 versus $0.69 in the prior year period. GAAP net loss per share was $0.72 in the 2012 fourth quarter versus income per share of $0.40 in the prior year period.

•

In 2012, the Company repurchased 4.4 million shares of stock for $51 million under its $100 million repurchase program, representing an approximate 7% reduction in its diluted share count. Upon announcing the proposed acquisition of Ameristar, the Company suspended share repurchase activity.

Additional Highlights:

•	On December 20, 2012, the Company entered into an agreement to acquire Ameristar Casinos, Inc. in an all cash transaction valued at $26.50 per Ameristar share.

•

The Company entered into a definitive agreement to dispose of its land holdings in Atlantic City for total consideration of approximately $30.6 million, subject to a financing contingency. The transaction is expected to close by the end of the 2013 first quarter.

•	On January 29, 2013, the Company completed the previously announced acquisition of a majority interest in the racing license holder for Retama Park Racetrack.

In the 2012 fourth quarter, revenues increased 9.4% or $25.8 million year over year to $301.6 million. Consolidated Adjusted EBITDA increased $1.1 million or 1.7% year over year to $63.3 million. Consolidated Adjusted EBITDA margin decreased 158 basis points year over year to 21.0%, principally due to L’Auberge Baton Rouge still being in its operational ramp up period. On a same store basis, Consolidated Adjusted EBITDA margin was essentially unchanged year over year at 22.5%.

Operating income was $11.9 million in the 2012 fourth quarter versus $37.1 million in the prior year period. Loss from continuing operations was $42.0 million in the 2012 fourth quarter versus income of $17.7 million in the prior year period. The year over year decrease in both Operating income and Income from continuing operations was driven principally by increased depreciation and amortization associated with the opening of L’Auberge Baton Rouge, accelerated River Downs depreciation, and the St. Louis redevelopment agreement charge. Income from continuing operations was further impacted by the non-cash write-down of the Company’s investment in ACDL and by increased interest expense from the financing completed in March 2012 and due to the opening of L’Auberge Baton Rouge, as the Company was capitalizing interest expense on its investment while the property was under construction in the prior year period.

Adjusted income per share, which normalizes for the effect of non-recurring and one-time items in both periods, was $0.03 in the 2012 fourth quarter versus $0.25 in the prior year period. Adjusted income per share was a record $0.99 in the full year 2012 versus $0.69 in the prior year period. GAAP net loss per share was $0.72 in the 2012 fourth quarter versus income per share of $0.40 in the prior year period.

Summary of Fourth Quarter Financial Results

($ in thousands, except per share data)	Three Months Ended December 31,
	2012	2011
Net revenues	$301,624	$275,785
Consolidated Adjusted EBITDA (1)	$63,308	$62,237
Consolidated Adjusted EBITDA margin (1)	21.0%	22.6%
Income (loss) from continuing operations	$(42,013)	$17,689
Income (loss) from continuing operations margin	(13.9)%	6.4%
Operating income (2)	$11,859	$37,071
GAAP net income (loss) (3)	$(42,396)	$24,968
GAAP net income (loss) per share (3)	$(0.72)	$0.40
Adjusted income per share (1)	$0.03	$0.25

(1)	For a further description of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, and Adjusted income per share please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.
(2)	Operating income in the 2012 fourth quarter includes $3.1 million in pre-opening and development costs versus $1.6 million in the prior year period, and a $10.9 million net negative impact related to write-downs, reserves and recoveries versus a benefit of $3.8 million in the prior year period.
(3)	GAAP net (loss) and GAAP net (loss) per share in the 2012 fourth quarter include a loss of $0.4 million, or $0.01 per share, net of taxes, from discontinued operations. GAAP net income and GAAP net income per share in the 2011 fourth quarter include a gain of $7.3 million, or $0.12 per share, net of taxes, from discontinued operations.

Anthony Sanfilippo, President and Chief Executive Officer of Pinnacle Entertainment, commented, “2012 was another year of significant operational, financial and strategic accomplishments for Pinnacle Entertainment and we are very pleased with the progress made by our Company in the year.

“We continued to execute on revenue growth and operational improvement initiatives in 2012, with revenues increasing 4.9% to a record $1.2 billion, Consolidated Adjusted EBITDA up 13.1% to a record $285.2 million and our margins expanding 173 basis points, also to record levels. Lake Charles and St. Louis were key drivers behind this performance, with each segment generating record annual revenues, Adjusted EBITDA and Adjusted EBITDA margin in 2012. The strong operating results we delivered in 2012 came in spite of abnormally low table hold across our Louisiana properties and a general softening in business volumes our industry began to experience during the fourth quarter.

“We also made progress in advancing several key financial, growth, and strategic initiatives in 2012,” Mr. Sanfilippo added. “We successfully implemented a share repurchase program in 2012, with which we reduced our shares outstanding by approximately 7% at an average cost of $11.66 per share. The share repurchases demonstrate our conviction in the Company’s future prospects and underscores our view on the intrinsic value of our assets.

“We achieved a successful opening of our new L’Auberge Baton Rouge property in September 2012. We are encouraged by the early performance of L’Auberge Baton Rouge, including its gaming volumes, strong cash non-gaming revenues, and market awareness growing with an over 100,000 strong mychoice member base. Looking forward, we are optimistic for the prospects in Baton Rouge and are focused on increasing regional awareness for the property, growing the high end business, and increasing the marketing and operational efficiency of the property.

“In December 2012, we advanced a key strategic goal of Pinnacle Entertainment with the announcement of our proposed acquisition of Ameristar Casinos. The combination of these two great companies would double the size of Pinnacle Entertainment in almost every operational measure, and would provide the combined companies with significantly enhanced scale, broader diversification, and the opportunity to extract efficiencies and synergies by combining the operations. We look forward to bringing this transaction to successful completion in the second or third quarter of this year.

“As we move further into 2013, we look to build on our record 2012 performance and remain focused on increasing shareholder value. We are vigilant on maximizing the financial performance of our assets, and will continue to target profitable revenue growth and improved operational efficiency across our portfolio. We will also remain focused on executing the remaining projects in our growth pipeline in 2013, and will work diligently to bring the Ameristar transaction to successful completion and to achieve a seamless integration. We believe 2013 will be another year of significant growth for our Company.”

2012 Fourth Quarter and Full Year Operational Overview

L’Auberge Lake Charles 2012 fourth quarter revenues decreased $5.7 million or 6.1% year over year to $86.6 million, while Adjusted EBITDA decreased $0.5 million or 2.2% year over year to $23.8 million. Adjusted EBITDA margin at the property increased 109 basis points year over year to 27.5%. 2012 fourth quarter revenue and EBITDA performance was negatively impacted by abnormally low table games hold percentage, offset by an improvement in cash non-gaming revenues, efficient marketing, and operating expense discipline. In addition, the property began an extensive room remodeling program in the quarter, which displaced approximately 3,300 room nights. The property anticipates completing the first phase of its room renovation program in the first half of 2013.

For the full year 2012, L’Auberge Lake Charles revenues increased 2.3% to $383.9 million and Adjusted EBITDA was a record $115.5 million, up $11.5 million or 11.1% year over year. Adjusted EBITDA margin increased 239 basis points year over year to 30.1% for the full year 2012, also a record for the segment.

On L’Auberge Lake Charles’ performance, Mr. Sanfilippo commented, “L’Auberge Lake Charles experienced challenging table game hold in the 2012 fourth quarter, which was a key driver of the decline in its revenue and negatively affected its EBITDA production. The team members in Lake Charles continue to do a great job in managing the property’s expense structure and marketing efficiency, which drove year over year margin expansion. Further, significant progress was made in advancing other key initiatives at the property, including growth of cash non-gaming revenue in almost every category and progress on its room remodeling program.”

In the St. Louis segment, revenue for the 2012 fourth quarter increased $0.7 million or 0.8% year over year to $94.3 million. Adjusted EBITDA declined $0.8 million or 3.6% year over year to $22.4 million. Adjusted EBITDA margin in St. Louis decreased 109 basis points year over year to 23.8% in the 2012 fourth quarter. For the full year 2012, St. Louis revenues increased 3.0% to a record $393.5 million and Adjusted EBITDA was a record $98.7 million, up $12.2 million or 14.1% year over year. Adjusted EBITDA margin increased 243 basis points year over year to 25.1% for the full year 2012, also a record for the segment.

Due to the displacement of parking spaces, River City in St. Louis experienced construction disruption during 2012, which was most acute during peak operational periods. The disruption reached its height during the 2012 third and fourth quarters with the concurrent construction of the hotel, garage, and event center elements of its expansion project. Pressure on parking capacity was partially alleviated with the opening of the parking garage in November 2012, which has driven improved visitation during peak operational periods, however, construction of the hotel and event center are still ongoing and are slated for completion in phases in 2013 and could continue to disrupt the property.

Belterra’s fourth quarter 2012 revenues declined $1.5 million or 4.0% year over year to $35.9 million, while Adjusted EBITDA decreased $0.9 million or 14.2% year over year to $5.7 million. Adjusted EBITDA margin decreased 187 basis points year over year to 15.8%. The year over year decline in Belterra’s 2012 fourth quarter Adjusted EBITDA was driven principally by lower gaming volumes and temporarily elevated repair and maintenance operating expenses. For the full year 2012, Belterra revenues increased 1.0% to $156.3 million and Adjusted EBITDA was $32.0 million, up $3.5 million or 12.2% year over year. Adjusted EBITDA margin increased 204 basis points year over year to 20.5% for the full year 2012.

Boomtown New Orleans revenues declined $1.6 million or 5.2% year over year to $29.5 million in the 2012 fourth quarter, while Adjusted EBITDA declined $1.4 million or 13.4% to $9.3 million. Adjusted EBITDA margin at the property was down 298 basis points year over year to 31.4% in the 2012 fourth quarter. The year over year decline in Boomtown New Orleans’ 2012 fourth quarter Adjusted EBITDA was driven principally by lower gaming volumes. For the full year 2012, Boomtown New Orleans revenues decreased 8.7% to $122.1 million and Adjusted EBITDA was $38.0 million, down $7.0 million or 15.5% year over year. Adjusted EBITDA margin decreased 252 basis points year over year to 31.1% for the full year 2012.

Continuing on the performance of Boomtown New Orleans, Mr. Sanfilippo added, “Boomtown New Orleans did not perform up to its potential in 2012, and to help address this, changes were implemented during the fourth quarter to stabilize the property’s operating performance and position it to improve its results in the coming quarters.”

Boomtown Bossier City revenues declined $1.4 million or 7.0% year over year to $18.2 million in the 2012 fourth quarter, while Adjusted EBITDA decreased $0.7 million or 16.4% to $3.5 million. Adjusted EBITDA margin at the property was down 218 basis points year over year to 19.3% in the 2012 fourth quarter, principally as a result of abnormally low table games hold percentage. For the full year 2012, Boomtown Bossier City revenues decreased 4.7% to $81.0 million and Adjusted EBITDA was $18.3 million, down $0.5 million or 2.7% year over year. Adjusted EBITDA margin increased 46 basis points year over year to 22.6% for the full year 2012.

L’Auberge Baton Rouge revenue was $34.9 million in its first full quarter of operation, while Adjusted EBITDA was $3.4 million. Adjusted EBITDA margin was 9.7% in the 2012 fourth quarter. The Company expects L’Auberge Baton Rouge to continue to ramp up its operations and rationalize its operating expense structure in 2013.

Corporate overhead expenses declined $2.0 million or 31.1% year over year to $4.4 million in the 2012 fourth quarter. For the full year 2012, Corporate overhead expenses declined $8.1 million or 28.4% year over year. The reduction in 2012 fourth quarter and full year 2012 corporate overhead expense was driven principally by efforts to eliminate non-value added expenses at the Company’s Las Vegas headquarters, as well as a ramp up of cost savings and property allocations related to the Company’s shared service centers supporting its properties in the Midwest and Louisiana.

Ameristar transaction; Construction on Remaining Pipeline Projects to Commence

Carlos Ruisanchez, Executive Vice President and Chief Financial Officer of Pinnacle Entertainment, commented, “In December, we announced a transformative transaction in the proposed acquisition of Ameristar Casinos. We are excited about the prospects and opportunities this unique combination creates and what our combined companies will be able to accomplish once we close the transaction and complete the integration process.

“We continue to make progress on redeveloping River Downs into a gaming entertainment center. Demolition of the existing grandstand and related facilities is nearing completion and we plan to commence construction of the new gaming entertainment center by the end of the first quarter of 2013. Our plans call for the property to comprise approximately 1,600 video lottery terminals, four food and beverage outlets, a VIP lounge, over 2,000 parking spaces, and new racing facilities. As previously disclosed, the project is expected to cost $209 million, excluding license fees, original acquisition costs and capitalized interest, and we plan to open the facility in the second quarter of 2014.

“The expansion of River City in St. Louis remains on budget and is ahead of schedule. The project reached a significant milestone during the fourth quarter with the opening of a 1,600 space enclosed parking structure on November 21, 2012. In addition, significant progress has been made on construction of the hotel and multi-purpose event center elements of this project. We expect the event center to open in the second quarter of 2013 and the 204-room hotel to commence operations by the Fall. The opening of the garage has alleviated pressure on parking availability at the property, and we look forward to the hotel and event center rounding out River City’s amenity set as those elements come online in 2013. $38 million of the $82 million budgeted for this project had been incurred through the end of the 2012 fourth quarter.

“In New Orleans, we are preparing to commence construction of a $20 million, 150-room hotel, with ground breaking targeted this month. We expect the hotel to open in the first half of 2014.”

ACDL continues to make significant progress constructing Phase A1 of MGM Grand Ho Tram Beach, with the hotel, casino and resort elements of the project substantially complete. In addition, construction has commenced on the second hotel tower of the MGM Grand Ho Tram Beach and continued progress has been made on construction of the 18-hole Greg Norman designed golf course.

As previously disclosed, ACDL advised the Company in November 2012 that certain issues had arisen with respect to the funding of Phase A1 for MGM Grand Ho Tram Beach. ACDL is reliant upon a $175 million credit facility from a syndicate of Vietnamese banks to fund this first phase of the first resort of its Ho Tram Strip resort project. The banks have suspended funding under the credit facility until the amendment to the investment certificate, now pending before the Vietnamese Government, has been granted. ACDL is currently preparing the resort for operations. However, the opening of the resort for operations is subject to receiving an amended investment certificate, the resumption of funding by its lenders, a working capital facility, and depending on the length of the delay, additional capital to fund interim operations.

ACDL completed an additional $30 million capital raise in December, in which the Company did not participate. As a result, the Company’s equity stake in ACDL is approximately 24%, assuming conversion of all preferred stock, exercise of all warrants and exercise of certain options. The Company retained an option to invest its pro-rata share of the $30 million capital raise, which would offset the dilution it incurred if exercised.

ACDL has been expecting to open the first phase of the MGM Grand Ho Tram in the first quarter of 2013. While the application for the amendment is progressing through the government review and approval process, it is taking longer than expected. While it may be possible to open the facility in the first quarter, the amendment of the investment certificate has not been completed as of the date of this release. In accordance with GAAP, and in consideration of the uncertainty surrounding the timing of the amendment of the investment certificate, related risks associated with such amendment, reinstatement of funding under ACDL’s current credit facility, the subsequent working capital financing needs, the Company recorded a non-cash write down of the carrying value of its investment in ACDL of approximately $25 million. Should the delay in obtaining the amendment and the resumption of funding by ACDL’s lenders continue for a prolonged period of time, additional write-downs of the Company’s investment in ACDL may be required.

Liquidity and Capital Expenditures

At December 31, 2012 the Company had approximately $101.8 million in cash and cash equivalents, an estimated $70.0 million of which is used in day-to-day operations. As of the end of the 2012 fourth quarter, the Company’s $410 million revolving credit facility was undrawn and approximately $8.6 million of letters of credit were outstanding.

Capital expenditures totaled approximately $45.4 million during the 2012 fourth quarter. Cash expenditures, including the settlement of prior period payables, totaled $16.2 million for L’Auberge Baton Rouge and $13.4 million for the River City expansion in the 2012 fourth quarter. Excluding land and capitalized interest costs, approximately $38 million of the $82 million budget for the River City expansion project has been incurred.

During 2013, the Company expects to spend between $60 million and $70 million on capital expenditures associated with its existing operating properties and corporate initiatives. The upper bound of this range is dependent upon the timing of phased hotel room refresh programs and the renovation of certain food and beverage outlets at select assets in the portfolio. The Company expects to incur between $160 million and $170 million on expansion capital expenditures during 2013, comprising the River Downs redevelopment, the River City expansion and New Orleans hotel construction. The Company expects to fund capital expenditures utilizing internally generated cash flow and drawings on its revolving credit facility. These figures do not include expenditures related to Ameristar properties or initiatives.

Interest Expense

Gross interest expense before capitalized interest was $29.1 million in the 2012 fourth quarter versus $24.8 million in the prior year period. Capitalized interest in the 2012 fourth quarter was $2.6 million versus $5.1 million in the prior year period. Other non-operating income was $0.3 million in the 2012 fourth quarter and $0.1 million in the prior year period. The decrease in capitalized interest in the 2012 fourth quarter is attributable to the Company ceasing interest expense capitalization on L’Auberge Baton Rouge in August 2012. In the 2012 fourth quarter, the Company capitalized interest expense on its expenditures related to the River City expansion, as well as its investment in ACDL.

Discontinued Operations

Discontinued operations consist of the Company’s Atlantic City, New Jersey land and Reno excess land; its former Boomtown Reno operations; its former President Riverboat Casino in St. Louis, Missouri; its former Casino Magic Argentina operations; its former Casino Magic Biloxi, Mississippi operations; and its former Bahamian operations. For the three months ended December 31, 2012, the Company recorded a loss of $0.4 million, net of income taxes, related to its discontinued operations versus income of $7.3 million in the prior year period.

Pending Acquisition of Ameristar Casinos, Inc.

As previously announced, on December 20, 2012, Pinnacle Entertainment entered into an agreement to acquire Ameristar Casinos, Inc., pursuant to which Pinnacle will acquire all of the outstanding common shares of Ameristar for $26.50 per share in cash or $2.8 billion including assumed debt. The merger is subject to customary closing conditions, required regulatory approvals and approval by Ameristar’s stockholders.

Ameristar and Pinnacle filed the required Hart-Scott-Rodino premerger notification and report forms on January 11, 2013. Pinnacle has filed applications for regulatory approvals as required under applicable gaming laws. On February 1, 2013, Ameristar filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) relating to a special meeting of Ameristar’s stockholders to consider and approve the merger agreement. No assurance can be given that the merger will be completed.

On February 11, 2013 the Company received a request for additional information and documentary materials (a “Second Request”) from the Federal Trade Commission (“FTC”) regarding its proposed acquisition of Ameristar. The information request was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”).

The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after each Company has substantially complied with the Second Request, unless that period is extended voluntarily by the companies or terminated sooner by the FTC. Pinnacle Entertainment intends to expeditiously respond to the information request and to continue to work cooperatively with the FTC in connection with this review. Completion of the transaction remains subject to the expiration or termination of the waiting period under the HSR Act, customary closing conditions, approval by Ameristar’s stockholders, and required regulatory approvals. Pinnacle continues to expect the transaction to close during the second or third quarter of 2013.

Investor Conference Call

Pinnacle Entertainment will hold a conference call for investors today, Wednesday, February 13, 2013, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2012 fourth quarter and full year financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 91178855. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available shortly after its conclusion through February 27, 2013 by dialing (404) 537-3406. The code to access the replay is 91178855. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, accelerated depreciation expense associated with River Downs, gain (loss) on early extinguishment of debt, minority interest and discontinued operations. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness, service debt, and fund capital expenditures, acquisitions and operations and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, Adjusted net income (loss) and Adjusted income (loss) per share are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net income to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.

Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments

The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues for such segment. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is redeveloping River Downs in Cincinnati, Ohio into a gaming entertainment facility, owns an approximate 24% equity stake in Asian Coast Development (Canada) Ltd. (ACDL), assuming conversion of all preferred stock, exercise of all warrants and exercise of certain options, an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip, and holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

On December 20, 2012, the Company agreed to acquire Ameristar Casinos, Inc. in an all cash transaction valued at $26.50 per Ameristar share or total consideration of $2.8 billion including assumed debt. Ameristar owns and operates casino facilities in St. Charles near St. Louis, Mo.; Kansas City, Mo.; Council Bluffs, Iowa; Black Hawk, Colo.; Vicksburg, Miss.; East Chicago, Ind.; and the Jackpot properties in Jackpot, Nev.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; the Company’s share repurchase authorization and timing and ability to repurchase shares of the Company’s common stock under a share repurchase program; the transaction between the Company and Ameristar and the timing and ability to close the transaction with Ameristar; the expected synergies and benefits of a potential combination of the Company and Ameristar, including the expected accretive effect of the merger on the Company’s financial results and profit, the anticipated benefits of geographic diversity that would result from the merger and the expected results of Ameristar’s gaming properties, prospective performance and opportunities; the Company’s ability to successfully implement marketing programs to increase revenue at the Company’s properties; the Company’s ability to achieve the expected financial objectives and returns of its L’Auberge Baton Rouge property; the Company’s ability to improve operations and performance at Boomtown New Orleans; the budgets, completion and opening schedules of the Company’s various projects, including the River City expansion project, the River Downs project and the Boomtown New Orleans hotel project; the facilities, features and amenities of the River City expansion project, the River Downs project, and the Boomtown New Orleans hotel project; the anticipated capital expenditures for 2013; the ability of the Company to sell or otherwise dispose of discontinued operations; the ability of the Company to close the transaction to sell the Company’s Atlantic City land holdings; the projected opening date for MGM Grand Ho Tram and the ability of ACDL to obtain an amended investment certificate, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s revenues and profitability; (d) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets and unexpected construction delays, could prevent the Company from completing its various projects within the budgets and on time, including the Boomtown New Orleans hotel project, the River City expansion project and the River Downs project; (e) the timing to consummate the transaction between the Company and Ameristar; (f) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) for the transaction with Ameristar and satisfy or waive other closing conditions; (g) the ability to obtain the approval of Ameristar’s stockholders; (h) the possibility that the merger with Ameristar does not close when expected or at all; or that the companies may be required to modify aspects of the merger to achieve regulatory approval; (i) the Company’s ability to realize the synergies contemplated by a potential transaction with

Ameristar; (j) the Company’s ability to promptly and effectively integrate the business of the Company and Ameristar; (k) the requirement to satisfy closing conditions to the merger with Ameristar as set forth in the merger agreement, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (l) uncertainties in the global economy and credit markets and its potential impact on the Company’s ability to finance the transaction; (m) the outcome of any legal proceedings that may be instituted in connection with the transaction with Ameristar; (n) the ability to retain certain key employees of Ameristar; (o) that there may be a material adverse change of the Company or Ameristar, or the respective businesses of the Company or Ameristar may suffer as a result of uncertainty surrounding the transaction; (p) the Company’s ability to fund the transaction with Ameristar; (q) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (r) the Company faces many risks associated with its investment in ACDL, which is developing a complex of integrated resorts in Vietnam, such as ACDL’s ability to open the first phase of the first integrated resort, to obtain an amended investment certificate and to raise capital to fund the development of the phases of the planned resort complex, among other risks; (s) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its certificate in Vietnam; (t) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; (u) fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources may affect the Company’s share repurchase program; (v) the Company may experience delays in closing the transaction to sell the Company’s Atlantic City land holdings due to circumstances beyond its control or an agreement may not be entered into at all; and (w) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Additional Information and Where to Find It

In connection with the proposed merger, Ameristar plans to file a definitive proxy statement with the SEC and mail the proxy statement to its stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PINNACLE, AMERISTAR, THE PROPOSED MERGER AND RELATED MATTERS. The proxy statement, as well as other filings containing information about Pinnacle and Ameristar will be available, free of charge, from the SEC’s web site (www.sec.gov). Pinnacle’s SEC filings in connection with the transaction also may be obtained, free of charge, from Pinnacle’s website (www.pnkinc.com) under the tab “Investor Relations” and then under the heading “SEC Filings,” or by directing a request to Pinnacle, 8918 Spanish Ridge Ave., Las Vegas, Nevada, 89148, Attention: Investor Relations or (702) 541-7777. Ameristar’s SEC filings in connection with the transaction also may be obtained, free of charge, from Ameristar’s website (www.ameristar.com) under the tab “About Us,” “Investor Relations” and then under the heading “Ameristar Casinos SEC Reports & Filings,” or by directing a request to Ameristar, 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada, 89169, Attention: Investor Relations or (702) 567-7000.

Participants in the Merger Solicitation

Pinnacle and Ameristar and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about Pinnacle’s directors and executive officers is included in Pinnacle’s Annual Report on Form 10-K/A for the year ended December 31, 2011, filed with the SEC on May 16, 2012 and the proxy statement for Pinnacle’s 2012 Annual Meeting of Stockholders, filed with the SEC on April 9, 2012. Information about Ameristar’s directors and executive officers is included in Ameristar’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 28, 2012 and the proxy statement for Ameristar’s 2012 Annual Meeting of Stockholders, filed with the SEC on April 30, 2012. Additional information regarding these persons and their interests in the merger will be included in the definitive proxy statement relating to the merger when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2012	2011	2012	2011
Revenues:
Gaming	$264,564	$242,033	$1,042,515	$997,613
Food and beverage	18,677	16,356	74,551	69,383
Lodging	9,035	8,828	39,426	37,993
Retail, entertainment and other	9,348	8,568	40,611	36,209

	301,624	275,785	1,197,103	1,141,198

Expenses and other costs:
Gaming	156,637	137,979	588,646	575,265
Food and beverage	16,663	14,558	64,537	60,748
Lodging	5,366	4,758	20,626	19,178
Retail, entertainment and other	4,515	4,430	22,010	20,847
General and administrative	56,863	53,136	224,918	219,707
Depreciation and amortization	35,685	25,977	115,694	103,863
Pre-opening and development costs	3,117	1,643	21,633	8,817
Write-downs, reserves and recoveries, net	10,919	(3,767)	11,818	4,163

	289,765	238,714	1,069,882	1,012,588

Operating income	11,859	37,071	127,221	128,610
Interest expense, net	(26,324)	(19,597)	(93,687)	(95,308)
Loss on early extinguishment of debt	—	—	(20,718)	(183)
Loss from equity method investment	(26,574)	(44)	(30,780)	(588)

Income (loss) from continuing operations before income taxes	(41,039)	17,430	(17,964)	32,531
Income tax benefit (expense)	(974)	259	(4,675)	(2,335)

Income (loss) from continuing operations	(42,013)	17,689	(22,639)	30,196
Income (loss) from discontinued operations, net of income taxes	(383)	7,279	(9,166)	(32,735)

Net income (loss)	$(42,396)	$24,968	$(31,805)	$(2,539)

Net income (loss) per common share—basic
Income (loss) from continuing operations	$(0.71)	$0.28	$(0.37)	$0.49
Income (loss) from discontinued operations, net of income taxes	$(0.01)	$0.12	$(0.15)	$(0.53)

Net income (loss) per common share—basic	$(0.72)	$0.40	$(0.52)	$(0.04)

Net Income (loss) per common share—diluted
Income (loss) from continuing operations	$(0.71)	$0.28	$(0.37)	$0.48
Income (loss) from discontinued operations, net of income taxes	$(0.01)	$0.12	$(0.15)	$(0.52)

Net income (loss) per common share—diluted	$(0.72)	$0.40	$(0.52)	$(0.04)

Number of shares—basic	58,765	62,134	61,258	61,989
Number of shares—diluted	58,765	62,491	61,258	62,467

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$101,792	$78,597
Other assets, including restricted cash	272,615	283,122
Land, buildings, riverboats and equipment, net	1,695,978	1,515,029
Assets of discontinued operations held for sale	38,609	73,871

Total assets	$2,108,994	$1,950,619

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$221,376	$204,319
Long-term debt, including current portion	1,440,501	1,223,985
Liabilities of discontinued operations held for sale	—	2,923

Total liabilities	1,661,877	1,431,227
Stockholders’ equity	447,117	519,392

Total liabilities and stockholders’ equity	$2,108,994	$1,950,619

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA,

Reconciliation of Consolidated Adjusted EBITDA to Income (loss) from Continuing Operations,

and Reconciliation of Consolidated Adjusted EBITDA Margin

to Income (loss) from Continuing Operations Margin

(In thousands, unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2012	2011	2012	2011
Revenues
L’Auberge Lake Charles	$86,627	$92,284	$383,935	$375,387
St. Louis (a)	94,291	93,558	393,536	382,019
Boomtown New Orleans	29,494	31,125	122,059	133,643
Belterra Casino Resort	35,920	37,425	156,290	154,763
Boomtown Bossier City	18,205	19,565	80,984	84,999
L’Auberge Baton Rouge	34,880	—	47,941	—
River Downs	1,863	1,798	11,736	10,258
Other	344	30	622	129

Total Revenues	$301,624	$275,785	$1,197,103	$1,141,198

Adjusted EBITDA (Loss) (c)
L’Auberge Lake Charles	$23,849	$24,396	$115,461	$103,916
St. Louis (a)	22,410	23,253	98,725	86,549
Boomtown New Orleans	9,271	10,711	37,972	44,938
Belterra Casino Resort	5,692	6,631	32,041	28,569
Boomtown Bossier City	3,515	4,205	18,327	18,843
L’Auberge Baton Rouge	3,366	—	4,854	—
River Downs(b)	(322)	(540)	(1,596)	(2,236)
Other	(51)	—	(268)	—

	67,730	68,656	305,516	280,579
Corporate expenses	(4,422)	(6,419)	(20,361)	(28,450)

Consolidated Adjusted EBITDA (c)	$63,308	$62,237	$285,155	$252,129

Reconciliation to Income (loss) from Continuing Operations
Consolidated Adjusted EBITDA	$63,308	$62,237	$285,155	$252,129
Pre-opening and development costs	(3,117)	(1,643)	(21,633)	(8,817)
Non-cash share-based compensation	(1,728)	(1,313)	(8,789)	(6,676)
Write-downs, reserves and recoveries, net	(10,919)	3,767	(11,818)	(4,163)
Depreciation and amortization	(35,685)	(25,977)	(115,694)	(103,863)
Loss on equity method investment	(26,574)	(44)	(30,780)	(588)
Interest expense, net	(26,324)	(19,597)	(93,687)	(95,308)
Loss on early extinguishment of debt	—	—	(20,718)	(183)
Income tax benefit (expense)	(974)	259	(4,675)	(2,335)

Income (loss) from continuing operations	$(42,013)	$17,689	$(22,639)	$30,196

Consolidated Adjusted EBITDA margin (c)	21.0%	22.6%	23.8%	22.1%
Income (loss) from continuing operations margin	(13.9)%	6.4%	(1.9)%	2.6%

(a)	St. Louis includes operating results at Lumière Place, Four Seasons Hotel & Spa, and River City Casino.
(b)	River Downs was acquired on January 28, 2011.
(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

1

Pinnacle Entertainment, Inc.

Supplemental Information

Income (loss) from Discontinued Operations, Net of Income Taxes

(In thousands, unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2012	2011	2012	2011
Boomtown Reno Hotel & Casino	$(1)	$421	$(1,821)	$(12,794)
Atlantic City	(187)	7,073	(7,328)	(19,745)
Other	(54)	(200)	(255)	(387)
Income tax benefit (expense)	(141)	(15)	238	191

Income (loss) from discontinued operations, net of income taxes	$(383)	$7,279	$(9,166)	$(32,735)

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income

and GAAP Net Income (Loss) Per Share to Adjusted Income Per Share

(In thousands, except per share amounts, unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2012	2011	2012	2011
GAAP net income (loss)	$(42,396)	$24,968	$(31,805)	$(2,539)
Pre-opening and development costs	3,117	1,643	21,633	8,817
Write-downs, reserves and recoveries, net	10,919	(3,767)	11,818	4,163
Impairment of equity method investment	24,961	—	24,961	—
Loss on early extinguishment of debt	—	—	20,718	183
Accelerated River Downs depreciation	4,727	—	4,727	—
Adjustment for income taxes	(230)	38	(837)	(196)
Loss (income) from discontinued operations, net of income taxes	383	(7,279)	9,166	32,735

Adjusted net income (a)	$1,481	$15,603	$60,381	$43,163

GAAP net income (loss) per share	$(0.72)	$0.40	$(0.52)	$(0.04)
Pre-opening and development costs	0.05	0.03	0.35	0.14
Write-downs, reserves and recoveries, net	0.19	(0.06)	0.19	0.07
Impairment of equity method investment	0.42	—	0.41	—
Loss on early extinguishment of debt	—	—	0.34	0.00
Accelerated River Downs depreciation	0.08	—	0.08	—
Adjustment for income taxes	(0.00)	0.00	(0.01)	(0.00)
Loss (income) from discontinued operations, net of income taxes	0.01	(0.12)	0.15	0.52

Adjusted income per share (a)	$0.03	$0.25	$0.99	$0.69

Number of shares – diluted	58,765	62,491	61,258	62,467

See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and

Adjusted income per share.

###

2